APPENDIX IV-4

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-4 is part of the Fund Services Agreement between Advisors Preferred Trust and Gemini Fund Services, LLC.  Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-4 along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV-3 shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
Spectrum Low Volatility Fund	October 29, 2013

Funds with the same investment adviser are collectively referred to as a “fund family”

SELECTED SERVICES and FEES

1.  The Fund(s) shall pay to GFS an annual fee equal to:*

45 basis points (0.45%) on the first $50 million of net assets;

35 basis points (0.35%) on net assets from $50 million to $100 million;

25 basis points (0.25%) on net assets from $100 million to $200 million;

20 basis points (0.20%) on net assets from $200 million to $500 million

15 basis points (0.15%) on net assets from $500 million to $1 billion; and

10 basis points (0.10%) on net assets above $1 billion;

*(Basis point fees will be calculated based upon the average net assets of each fund family for the previous month.)

for all operational services, including, but not limited to, Fund Accounting, Fund Administration, Transfer Agency, Legal Fees, Audit Fees, Compliance Services and Custody Fees.

2.  Additional Charges:

a. Data De-Conversion Fee.  Each fund shall pay a data de-conversion fee in the amount of $10,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund

Signature Page Follows

Appendix IV Page | 1

The parties hereto agree to the Services and associated fees for the Fund(s), effective as set forth in this Appendix IV-3 to the Fund Services Agreement.

ADVISORS PREFERRED TRUST

GEMINI FUND SERVICES, LLC

By:

/s/ Catherine Ayers-Rigsby

By:  /s/ Andrew Rogers

Catherine Ayers-Rigsby

Andrew Rogers

President

Chief Executive Officer

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Fund Services Agreement.

Advisors Preferred LLC

1445 Research Blvd., Suite 530

Rockville, MD  20850

By: /s/ Catherine Ayers-Rigsby

Name: Catherine Ayers-Rigsby

Title: Chief Executive Officer

Appendix IV Page | 2